As filed with the Securities and Exchange Commission on February 14, 2024

Registration No. 333-264987

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IMPEL PHARMACEUTICALS INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

26-3058238

(I.R.S. Employer Identification Number)

201 Elliott Avenue West, Suite 260

Seattle, WA 98119

(206) 568-1466

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Len Paolillo

Interim Chief Executive Officer

Impel Pharmaceuticals Inc.

201 Elliott Avenue West, Suite 260

Seattle, WA 98119

(206) 568-1466

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-3 (File No. 333-264987) (the “Registration Statement”) filed by Impel Pharmaceuticals Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) on May 16, 2022 and declared effective on May 24, 2022.

On December 19, 2023, the Company and Impel NeuroPharma Australia PTY LTD, its wholly-owned subsidiary (together, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Northern District of Texas (the “Bankruptcy Court”). On February 1, 2024, the Bankruptcy Court entered an order approving the sale of the Debtors’ assets to JN Bidco LLC (“JN Bidco”) pursuant to that certain Asset Purchase Agreement by and between JN Bidco, as purchaser, and the Company, as seller, dated December 18, 2023 (the “Stalking Horse APA”). The sale of the Debtors’ assets pursuant to the Stalking Horse APA closed on February 12, 2024.

As a result of the Chapter 11 Cases, the Company has terminated all offerings of the Company’s common stock pursuant to the Registration Statement. Accordingly, effective upon filing of this Post-Effective Amendment, the Company hereby removes from registration all such shares of common stock of the Company that are registered but unsold under the Registration Statement, if any. Effective upon filing of this Post-Effective Amendment, the Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such shares of common stock, and the Company hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on February 14, 2024. No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

IMPEL PHARMACEUTICALS INC.

/s/ Brandon Smith
Name:	Brandon Smith
Title:	Chief Restructuring Officer